Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110149, 333-128151 and 333-174450 on Form S-8, Registration Statement No. 333-182502 on Form S-3, and Registration Statement Nos. 333-133911 and 333-160395 on Form S-4 of our report dated March 1, 2013 (January 27, 2014 as to Note 17), relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries for the year ended December 31, 2012 appearing in this Current Report on Form 8-K of LKQ Corporation.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
January 27, 2014